                                                   INTERNATIONAL PAPER PLAZA
                                                   400 ATLANTIC STREET
                                                   STAMFORD, CT 06921

News Release

Media Contacts:            Jennifer Boardman, 203-541-8308
---------------                               901-351-5943

Analyst Contacts:          Carol Tutundgy, 203-541-8632
-----------------            Darial Sneed, 203-541-8541

            International Paper Reports Second-Quarter 2001 Earnings

Stamford, Conn., - July 17, 2001 - International Paper (NYSE: IP) today reported second-quarter 2001 earnings of $64 million ($.13 per share) before special items, an increase of $40 million over the previous quarter. First-quarter 2001 earnings before special and extraordinary items were $24 million ($.05 per share). Earnings for the second quarter last year were $315 million ($.75 per share) before special items. Second-quarter 2001 net sales were $6.7 billion, compared to $6.8 billion in the second-quarter 2000 and $6.9 billion in the first-quarter 2001.

"The external environment continues to be very difficult. We are taking a whole series of actions to strengthen our company and improve profitability, and those internal initiatives helped us to achieve improved results this quarter," said John Dillon, chairman and chief executive officer. "We have continued to reduce our capacity to match demand from our customers, improved our operations and began to realign staff resources to better our financial results."

During the quarter and in early July, the company announced approximately 4,000 job reductions related to capacity shutdowns, internal reorganizations and streamlining of salaried staff functions.

Earnings, despite improved operating efficiencies during the quarter, were negatively impacted by weak pulp and paper markets. Export competitiveness continues to slide as a result of the strong U.S. dollar.

The Printing & Communications Papers business is aggressively pursuing improvement initiatives and expects significant cost savings as a result of a sector reorganization. However pulp markets continue to weaken, and the European Papers business is softening. In the Coated and Supercalendered Papers business, improved operating efficiencies have slightly offset a weak demand for magazine grades.

The company's distribution business, xpedx, is making progress on its internal profit improvement program, but was affected by weak printing markets as well as slowing sales in packaging and industrial supplies.

Earnings in Consumer Packaging increased over the first quarter due to operations improvements and system-wide cost reductions. The strong dollar continued to weaken bleached board demand as well as containerboard exports. Industrial Packaging continued to take extensive market-related downtime, and as a result announced the indefinite shutdown of 610,000 tons of capacity.

In the Forest Products segment, lumber sales were up in an environment of stable housing starts, and prices for both oriented strand board and plywood have improved during the quarter. Stumpage prices continue to decline.

In businesses outside North America, the global economic slowdown also had an impact on Carter Holt Harvey's forest products and pulp markets in Asia. Late in the quarter, business slowed in Europe. Market conditions in Brazil are stable, and financial results are holding up well.

"Going forward, we do not expect any near-term improvement in demand for our products -- because of the normal summer slowdown -- but we are convinced our internal improvement efforts will continue to help offset external market conditions," said Dillon.

After special items, International Paper reported a net loss of $313 million ($.65 per share) in the second quarter of 2001, compared with net earnings of $270 million ($.64 per share) in the second quarter of 2000 after special items. In the first quarter of 2001, the company reported a net loss of $44 million ($.09) after special and extraordinary items.

Special items in the second quarter included charges for facility closures, administrative realignment and related severance ($465 million before taxes and minority interest), impairment losses on assets of businesses held for sale ($85 million before taxes), and additional Champion merger integration costs ($32 million before taxes).

The company will hold a webcast to discuss earnings and current market conditions at 10 a.m. (EDT) today. All interested parties are invited to listen to the webcast live via the company's Internet site at http://www.internationalpaper.com by clicking on the Investor Information button. Persons who wish to listen to the live earnings webcast must pre-register at the site. A replay of the webcast will also be available on the web-site beginning at 1 p.m. (EDT) this afternoon.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative (SFI'sm' ) program, a system that ensures the perpetual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in nearly 50 countries, employs more than 113,000 people and exports its products to more than 130 nations.

                                     # # # #

Statements in this press release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including risks related to whether our efforts relating to capacity rationalization and internal reorganizations will achieve anticipated cost savings, whether anticipated merger benefits will continue to be realized, and whether the divestiture process will move ahead as expected. In view of such uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements.

                               International Paper
                        Summary of Consolidated Earnings
                            Preliminary and Unaudited
            (In millions except for net sales and per share amounts)



                                                      Three Months Ended                      Six Months Ended
                                                           June 30,                               June 30,
                                                 -----------------------------         -------------------------------
                                                   2001                2000               2001                2000
                                                 ----------         ----------         ----------         -----------

 Net Sales (In billions)                              $6.7              $6.8              $13.6               $13.2
                                                 ----------         ---------           --------           ---------
 Earnings (Loss) Before Interest, Income
 Taxes, Minority Interest, Extraordinary Items
   and Cumulative Effect of Accounting Change         (197)(a,b)         636 (e,f)          138 (b,c)         1,202 (e,g)

    Interest expense, net                              235               156                483                 287
                                                 ----------       -----------         ----------         -----------

 Earnings (Loss) Before Income Taxes,
 Minority Interest, Extraordinary Items and
   Cumulative Effect of Accounting Change             (432)(a,b)         480 (e,f)         (345)(b,c)           915 (e,g)

    Income tax provision                              (156)(a,b)         142 (e,f)         (129)(b,c)           278 (e,g)

    Minority interest expense, net of taxes             37 (b)            68 (e)             79 (b)             123 (e)
                                                 ----------       -----------         ----------         -----------

 Earnings (Loss) Before Extraordinary Items
    And Cumulative Effect of Accounting Change        (313)(a,b)         270 (e,f)         (295)(b,c)           514 (e,g)

    Gains (losses) on sales of
    investments and businesses, net of taxes and
    minority interest                                    -                 -                (46)(d)             134 (h)

    Cumulative effect of change in
       accounting for derivatives and hedging
       activities, net of taxes and minority
       interest                                          -                 -                (16)                 -
                                                 ----------       -----------        ----------          -----------

 Net Earnings (Loss)                                 $(313)(a,b)        $270 (e,f)        $(357)(b,c,d)        $648 (e,g,h)
                                                 ==========       ===========        ==========          ===========

 Earnings (Loss) Per Common Share Before
   Extraordinary Items and Cumulative
   Effect of Accounting Change                      $(0.65)(a,b)       $0.64 (e,f)       $(0.61)(b,c)         $1.23   (e,g)

 Earnings (Loss) Per Common Share -
   Extraordinary Items                                   -                 -                    (d)           $0.32   (h)
                                                                                         $(0.10)
   Cumulative Effect of Accounting Change                -                 -             $(0.03)                 -
                                                 ----------       -----------        ----------          -----------

 Earnings (Loss) Per Common Share                   $(0.65)(a,b)       $0.64 (e,f)       $(0.74)(b,c,d)       $1.55   (e,g,h)
                                                 ==========       ===========        ==========          ===========
 Earnings (Loss) Per Common Share -
   Assuming Dilution                                $(0.65)(a,b)       $0.64 (e,f)       $(0.74)(b,c,d)       $1.55   (e,g,h)
                                                 ==========       ===========        ==========          ===========


 Average Shares of Common Stock Outstanding          483.1             421.0              482.9               417.3
                                                 ==========       ===========        ==========          ===========



(a) Includes $32 million of pre-tax charges ($22 million after taxes) for Champion merger integration costs.

(b) Includes a charge of $465 million before taxes and minority interest ($300 million after taxes and minority interest) for facility closures, administrative realignment and related severance reserves, and a charge of $85 million ($55 million after taxes) for impairment losses on assets of businesses held for sale.

(c) Includes $42 million of pre-tax charges ($28 million after taxes) for Champion merger integration costs.

(d) Includes an extraordinary pre-tax charge of $73 million ($46 million after taxes) related to the impairment of our Masonite business to be sold and the divestiture of our Petroleum and Minerals assets.

(e) Includes a charge of $71 million before taxes and minority interest ($42 million after taxes and minority interest) for asset shutdowns of excess internal capacity and cost reduction actions.

(f) Includes a $4 million pre-tax charge ($3 million after taxes) for Union Camp and Champion merger integration costs.

(g) Includes a $12 million pre-tax charge ($8 million after taxes) for Union Camp and Champion merger integration costs.

(h) Includes an extraordinary gain of $385 million before taxes and minority interest expense ($134 million after taxes and minority interest expense) on the sale of our investment in Scitex and Carter Holt Harvey's sale of its share of COPEC.

                               International Paper
                            Sales by Industry Segment
                            Preliminary and Unaudited
                                  (In Millions)


                                                            Three Months Ended          Six Months Ended
                                                                 June 30,                   June 30,
                                                    ----------------------------   ---------------------------
                                                      2001 (1)        2000 (1)       2001 (1)        2000 (1)
                                                    ------------     -----------   -----------      ----------
Printing Papers                                     $ 1,945         $ 1,440        $  4,030       $   2,910

Industrial and Consumer Packaging                     1,695           1,865           3,405           3,530

Distribution                                          1,710           1,700           3,510           3,450

Forest Products                                         720             460           1,405             960

Carter Holt Harvey                                      400             460             795             870

Other Businesses (2)                                    565             955           1,160           1,900

Less:  Intersegment Sales                              (349)           (100)(3)        (725)           (469)(3)
                                                    -------         --------       ---------      ----------
                                                    $ 6,686         $ 6,780        $ 13,580       $  13,151
                                                    =======         ========       =========      ==========


(1) Certain reclassifications and adjustments have been made to current year and prior year amounts.

(2)     Includes businesses identified in the company's divestiture program.

(3) Includes results from operations of Champion International Corporation acquired on June 20, 2000.

                                           International Paper
                                       Earnings by Industry Segment
                                        Preliminary and Unaudited
                                              (In Millions)



                                                         Three Months Ended                  Six Months Ended
                                                              June 30,                           June 30,
                                                    -----------------------------       ----------------------------
                                                       2001 (1)     2000 (1)              2001 (1)         2000 (1)
                                                    ------------   -----------          -----------      -----------
Printing Papers                                  $  119            $ 204                $ 273            $ 376

Industrial and Consumer Packaging                   143              236                  259              428

Distribution                                         12               35                   26               65

Forest Products                                     182              151                  318              283

Carter Holt Harvey                                    5               23                    6               40

Other Businesses (2)                                 21               65                   26              125

Corporate                                             -               26  (3)               -               26  (3)
                                                  ------           ------              -------         --------

Operating Profit                                    482              740                  908            1,343

Interest expense, net                              (235)            (156)                (483)            (287)

Minority interest adjustment                         10               38                   13               62

Corporate items, net                               (107)             (67)                (191)            (120)

Merger integration costs                            (32)              (4)                 (42)             (12)

Restructuring and other charges                    (465)             (71)                (465)             (71)

Impairment losses on assets of businesses held      (85)               -                  (85)               -
for sale
                                                  ------           ------              -------         --------
Earnings before income taxes,
   minority interest, extraordinary
   items and cumulative effect of
   accounting change                              $(432)           $ 480               $ (345)         $   915
                                                  ======           ======              =======         ========




(1) Certain reclassifications and adjustments have been made to current year and prior year amounts.

(2)     Includes businesses identified in the company's divestiture program.

(3) Includes results from operation of Champion International Corporation acquired on June 20, 2000.

                                           INTERNATIONAL PAPER
                                          PRODUCTION BY PRODUCT
                                               (UNAUDITED)

                                                                     Three Months Ended                Six Months Ended
                                                                          June 30,                         June 30,
                                                                    -------------------              -------------------
                                                                    2001           2000               2001         2000
                                                                    ----           ----               ----         ----
Printing Papers (In thousands of tons)
     White Papers and Bristols (a)                                  1,578         1,355               3,219       2,735
     Coated Papers                                                    658           317               1,356         642
     Market Pulp (b)                                                  655           516               1,331       1,037
     Newsprint                                                         27            28                  55          55
Packaging (In thousands of tons)
     Containerboard                                                 1,061         1,190               2,108       2,394
     Bleached Packaging Board                                         556           542               1,048       1,074
     Industrial Papers                                                193           230                 415         471
     Industrial and Consumer Packaging (a) (c)                        936         1,375               1,888       2,726
Specialty Products (In thousands of tons)
     Tissue                                                            40            42                  81          83
Forest Products (In millions)
     Panels (d)                                                       771           510               1,420       1,003
     Lumber                                                         1,001           713               1,949       1,428
     MDF                                                               90            84                 184         143
     Particleboard                                                    111            95                 212         143

(a) Certain reclassifications and adjustments have been made to current and prior year amounts.

(b)  Excludes market pulp purchases.

(c) A significant portion of the tonnage was fabricated from paperboard and paper produced at International Paper's own mills and included in the containerboard, bleached packaging board and industrial papers amounts in this table.

(d)  Panels include plywood and oriented strand boards.

                                       INTERNATIONAL PAPER COMPANY
                                        Consolidated Balance Sheet
                                        Preliminary and Unaudited
                                              (In Millions)

                                                                 June 30,           December 31,
                                                                   2001                 2000
                                                              ---------------    --------------------
Assets
Current Assets
   Cash and temporary investments                             $      743            $   1,198
   Accounts and notes receivable, net                              3,185                3,433
   Inventories                                                     2,925                3,182
   Assets of businesses held for sale                              1,618                1,890
   Other current assets                                              995                  752
                                                              ---------------    ---------------
     Total Current Assets                                          9,466               10,455
                                                              ---------------    ---------------
Plants, Properties and Equipment, net                             15,172               16,011
Forestlands                                                        4,399                5,966
Investments                                                          276                  269
Goodwill                                                           6,617                6,310
Deferred Charges and Other Assets                                  3,395                3,098
                                                              ---------------    --------------
Total Assets                                                  $   39,325           $   42,109
                                                              ===============    ==============
Liabilities and Common Shareholders' Equity
Current Liabilities
   Notes payable and current maturities of long-term debt     $    1,271           $    2,115
   Liabilities of businesses held for sale                           363                  541
   Accounts payable and accrued liabilities                        4,180                4,757
                                                              ---------------    --------------
     Total Current Liabilities                                     5,814                7,413
                                                              ---------------    --------------
Long-Term Debt                                                    12,787               12,648
Deferred Income Taxes                                              4,221                4,699
Other Liabilities                                                  2,128                2,155
Minority Interest                                                  1,341                1,355
Preferred Securities                                               1,805                1,805

Common Shareholders' Equity
   Invested capital                                                5,518                5,726
   Retained earnings                                               5,711                6,308
                                                              ---------------    --------------
     Total Common Shareholders' Equity                            11,229               12,034
                                                              ---------------    --------------
Total Liabilities and Common Shareholders' Equity             $   39,325           $   42,109
                                                              ===============    ==============


                                   STATEMENT OF DIFFERENCES

The service mark symbol shall be expressed as..............................'sm'